Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE

2014 OMNIBUS INCENTIVE PLAN

FOR VERITEX HOLDINGS, INC.

This Restricted Stock Unit Agreement (“Award Agreement”) is made effective on the            day of                         ,            (the “Date of Grant”), by and between Veritex Holdings, Inc., a Texas corporation (the “Company”), and                                        (“Participant”).  Except as otherwise defined herein, capitalized terms shall have the meaning set forth in the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc. (the “Plan”), the terms of which are incorporated herein by reference.

To carry out the purposes of the Plan, to which this Award Agreement is expressly subject, by affording the Participant the opportunity to receive Shares, or the cash equivalent thereof, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Participant hereby agree as follows:

1.                                      Award.  The Company hereby makes a grant to Participant of Restricted Stock Units (as defined below) subject to the terms and conditions contained herein and in the Plan.

(a)                                 Units.  Pursuant to the Plan,                units (the “Restricted Stock Units”) are hereby granted as hereinafter provided to the Participant subject to certain restrictions thereon.  Each Restricted Stock Unit shall correspond to one Share.  As of the Date of Grant, the Restricted Stock Units shall be subject to the Forfeiture Restrictions (as defined in Section 2(a)), and shall remain subject to the Forfeiture Restrictions until the Forfeiture Restrictions lapse under the terms of this Award Agreement.

(b)                                 Accounting of Restricted Stock Units.  The Restricted Stock Units shall be accounted for by the Company in a notational account.

2.                                      Restricted Stock Units.  Participant agrees as follows with respect to the Restricted Stock Units:

(a)                                 Forfeiture Restrictions.  To the extent then subject to the Forfeiture Restrictions (as hereinafter defined), the Restricted Stock Units granted hereunder may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Participant, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Participant or any agent of Participant or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company.  Except as provided in Section 2(b), upon a Participant’s termination of employment other than in the case of the Participant’s death, disability or retirement (except in the case of “covered employee” Participants) after attaining the age of sixty-five (65) with ten (10) Years of Service during the applicable vesting period (as set forth in Section 2(c)(i)), prior to the lapse of the Forfeiture Restrictions as provided in

Section 2(b), the Participant shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.”

(b)                                 Lapse of Forfeiture Restrictions - Vesting.

(i)                                     Vesting Schedule.  Subject to the further provisions of this Award Agreement, the Forfeiture Restrictions shall lapse and cease to apply to Restricted Stock Units (vest) pursuant to the schedule below:

Cumulative Percentage
Vesting Date	of Restricted Shares Units Vested

First anniversary of Date of Grant	20%
Second anniversary of Date of Grant	40%
Third anniversary of Date of Grant	60%
Fourth anniversary of Date of Grant	80%
Fifth anniversary of Date of Grant	100%

(c)                                  Settlement of Restricted Stock Units.  Upon the lapse of Forfeiture Restrictions with respect to Restricted Stock Units, the Participant will receive, without any payment to the Company (other than any required tax withholding amounts), (i) one Share for each Restricted Stock Unit, (ii) cash, in an amount equal to Fair Market Value of the number of Shares the Participant could receive under (i), or (iii) a combination of (i) and (ii), as determined by the Committee, with respect to the Restricted Stock Units to which the Forfeiture Restrictions lapse (vest).  The payment of the Shares or cash shall be made as soon as administratively feasible following the lapse of the Forfeiture Restrictions and the Participant’s payment of any applicable tax withholding obligations, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Forfeiture Restrictions lapse.  Notwithstanding the foregoing, if the lapse of Forfeiture Restrictions occurs any time after a Participant has attained age sixty-five (65) and has ten (10) Years of Service, the payment of the Shares or cash shall be made as soon as administratively feasible following the lapse of Forfeiture Restrictions, but in no event later than seventy-five (75) days after the Forfeiture Restrictions lapse.

(i)                                     Vesting Upon Certain Terminations.  Notwithstanding the foregoing and subject to the Committee’s determination, in the event of Participant’s Termination (as defined below) due to Participant’s (A) Death, (B) Retirement or (C) Disability, any Restricted Stock Units that are unvested and not previously forfeited on the date of Termination shall immediately become vested.  For purposes of this Award Agreement, “Retirement” means Participant’s voluntary Termination, with the consent of the Company, on or after the date on which Participant attains age sixty-five (65) and has ten (10) Years of Service.  For purposes of this Award Agreement, “Disability” means (i) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for a period of not less than three (3) months under the Company’s accident and health plan.  For purposes of this Award Agreement, “Termination,” when used with respect to a Participant, means, unless otherwise required under Section 409A of the Code, that the relationship between the Participant and the Company and its Subsidiaries as an employee or Director has, in the judgment of the Committee, ended.

(ii)                                  Forfeiture Upon Termination.  Except as otherwise provided above in this Section 2, to the extent any of the Restricted Stock Units are unvested and not previously forfeited on Participant’s date of Termination for any reason, such Restricted Stock Units shall immediately be forfeited.

(iii)                               Change in Control.  The terms of the Restricted Stock Units shall be subject to the Change in Control provisions of Section 17(b) of the Plan.

The Company shall transfer Shares to the Participant, subject to (i) the Participant’s payment of any applicable tax withholding obligations, and (ii) the condition that if at any time the Board or the Committee shall determine in its discretion that the listing, registration, or qualification of the Shares is required under any federal, provincial or state law or under any securities exchange, or consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Shares, then the Restricted Stock Units shall not vest in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  Any certificates for Shares issued to the Participant shall bear such legends as the Board or the Committee, in their sole discretion, may determine to be necessary or advisable in order to comply with applicable federal, provincial or state securities laws.  Notwithstanding any other provisions of this Award Agreement, the issuance or delivery of any Shares may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any securities exchange.

If the employment of Participant with the Company terminates prior to the lapse of the Forfeiture Restrictions, and there exists a dispute between Participant and the Company or the Committee as to the satisfaction of the conditions to the lapse of the Forfeiture Restrictions or the terms and conditions of the grant, the Restricted Stock Units shall remain subject to the Forfeiture Restrictions until the resolution of such dispute

3.                                      Withholding of Tax.  To the extent that the receipt of the Restricted Stock Units or the lapse of any Forfeiture Restrictions, or the receipt of Shares result in income to Participant for federal, state, provincial or local income tax purposes, Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, provincial or local taxes of any kind required by law to be withheld with respect to such income.  The Committee may permit payment of such taxes to be made through the tender of cash or Shares, the withholding of Shares otherwise distributable or any other arrangement satisfactory to the Committee.  The Company shall, to the extent permitted by law, have the right to withhold cash or delivery of a stock certificate or to deduct any such taxes from any payment of any kind otherwise due to the Participant.  If Participant does not pay the entire amount of such taxes to the Company within thirty (30) days after the date on which the income subject to such taxes is recognized, the Committee shall withhold from the Shares to which Participant is entitled a number of Shares having an aggregate fair market value equal to the amount of such taxes remaining to be paid by Participant and shall deliver a certificate for the remaining Shares to the Participant.

4.                                      No Rights as Stockholder.  Participant acknowledges that Participant shall not have any right in, or with respect to, any Shares (including, but not limited to, any voting rights or rights with respect to cash or other property (other than Shares) or dividends paid by the Company on Shares) corresponding to Restricted Stock Units unless and until the Restricted Stock Units are settled by the issuance of Shares to Participant pursuant to the terms of this Award Agreement.

5.                                      Reorganization of the Company.  The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares corresponding to the Restricted Stock Units or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Notwithstanding the foregoing, in the event of a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, disposition, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall (as deemed appropriate) adjust the number and type of Shares subject to, or that may become subject to, this Award Agreement.

6.                                      Employment Relationship.  For purposes of this Award Agreement, Participant shall be considered to be in the employment of the Company as long as Participant remains an employee of either the Company or a Subsidiary.  Any question as to whether and when there has been a Termination of such employment, for purpose of this Award Agreement, shall be determined solely by the Committee, and its determination shall be final.  Nothing herein shall give Participant any right to continued employment or affect in any manner the right of the Company or any Subsidiary to terminate the employment of Participant.

7.                                      No Guarantee of Tax Consequences.  The Company, Board and Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to Participant.

8.                                      Binding Effect.  The provisions of the Plan and the terms and conditions of this Award Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Participant, including, without limitation, Participant’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Participant.  This Award Agreement shall be binding upon and inure to the benefit of any successors to the Company.

9.                                      Agreement Subject to Plan.  This Award Agreement is subject to the Plan.  The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.  All definitions of words and terms contained in the Plan shall be applicable to this Award Agreement, unless otherwise specifically defined herein.

10.                               Amendment and Termination.  This Award Agreement or the Plan may be amended or terminated in accordance with the terms of the Plan.

11.                               Severability.  In the event that any portion of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board or the Committee, such portion shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

12.                               Claw-back Policy.  Notwithstanding any other provision of this Award Agreement to the contrary, the Restricted Stock Units received by the Participant and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Claw-back Policy, as it may be amended from time to time (the “Policy”).  The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant.  To the extent that the terms of this Award Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

13.                               Transferability.  The Restricted Stock Units shall not be transferable by Participant otherwise than by Participant’s will or by the laws of descent and distribution.  During the lifetime of Participant, the Restricted Stock Units shall be for the benefit only of Participant, his guardian or authorized legal representative.  Any heir or legatee of Participant shall take rights herein granted subject to the terms and conditions hereof.  No such transfer of the Restricted Stock Units to heirs or legatees of Participant shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

14.                               Consent to Electronic Delivery; Electronic Signature.  Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company.  Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access.  Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and affect as, his manual signature.

15.                               Governing Law.  This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable United States federal law.

16.                               Section 409A of the Internal Revenue Code.  The Company and Participant intend that payments and benefits under this Award Agreement comply with or are exempt from Section 409A of the Internal Revenue Code (the “Code”), and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom.  If for any reason, such as imprecision in drafting, any provision of this Award Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.  While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Code Section 409A, in no event whatsoever will the Company or any of its respective Subsidiaries be liable for any additional tax, interest, or penalties that may be imposed on the Participant as a result of Code Section 409A or any damages for failing to comply with Code Section 409A (other than for withholding obligations or other obligations applicable to the Company, if any, under Code Section 409A).  Notwithstanding anything herein to the contrary, to the extent the benefits set forth in this Award Agreement constitute “non-qualified deferred compensation” subject to Code Section 409A, then the following conditions apply to the payment of such benefits:

(a)                                 Any termination of the Participant’s employment triggering payment of benefits under this Award Agreement must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of the Participant’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Participant to the Company at the time the Participant’s employment terminates), any benefits payable under this Award Agreement that constitute non-qualified deferred compensation under Code Section 409A shall be delayed until the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this section shall not cause any forfeiture of benefits on the Participant’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(b)                                 If the Participant is a “specified employee” (as that term is used in Code Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under this Award Agreement that constitute non-qualified deferred compensation subject to Code Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, (B) the date of the Participant’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Code Section 409A or (C) such earlier date as is permitted under Code Section 409A (the “Delayed Payment Date”).  On the Delayed Payment Date, the Company shall pay the Participant (or, if applicable, his estate) in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Participant prior to that date under this Award Agreement.

(c)                                  It is intended that each installment of the payments and benefits provided under this Award Agreement shall be treated as a separate “payment” for purposes of Code Section 409A.

(d)                                 Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.

If any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax.  The Participant shall not have any right to determine a date of payment of any amount under this Award Agreement.

IN WITNESS WHEREOF, THE COMPANY has caused this Award Agreement to be duly executed by an officer thereunto duly authorized, and Participant has executed this Award Agreement, all effective as of the date of first above written.

VERITEX HOLDINGS, INC.

By:

Its:

Participant Name